                                                                      EXHIBIT 11

                        THE GAP, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                    Fifty-two          Fifty-three          Fifty-two
                                                   Weeks Ended         Weeks Ended         Weeks Ended
                                                 February 1, 1997    February 3, 1996    January 28, 1995
                                                 --------------------------------------------------------
Net earnings ($000)                               $    452,859        $    354,039        $    320,240
                                                  ============        ============        ============

Weighted average shares of
common stock outstanding
during the period                                  283,330,290         288,062,430         291,141,076

Add incremental shares
from assumed exercise of stock
options (primary)                                    3,731,352           1,292,990           1,148,118
                                                  ------------        ------------        ------------
                                                   287,061,642         289,355,420         292,289,194
                                                  ============        ============        ============
Primary earnings per share                        $       1.58        $       1.22        $       1.10
                                                  ============        ============        ============

Weighted average shares of
common stock outstanding
during the period                                  283,330,290         288,062,430         291,141,076

Add incremental shares from
assumed exercise of stock
options (fully-diluted)                              3,732,467           2,311,716           1,178,832
                                                  ------------        ------------        ------------

                                                   287,062,757         290,374,146         292,319,908
                                                  ============        ============        ============
Fully-diluted earnings
per share                                         $       1.58        $       1.22        $       1.10
                                                  ============        ============        ============

NOTE:
     (1) The information provided above is presented in accordance with Regulation S-K, Item 601(b)(11), while net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Opinion 15. The information in this exhibit is not required under APB Opinion 15, as the difference between primary and fully-diluted earnings per share and earnings per share calculated on a weighted average share bases is less than 3%.

     (2) All share and per share data have been restated to reflect the 2-for-1 split of common stock in the form of a stock dividend effective April 10, 1996.